UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 11, 2013 (October 7, 2013)

International Textile Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-23938	33-0596831
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

   804 Green Valley Road, Suite 300, Greensboro, North Carolina 27408

(Address, Including Zip Code, of Principal Executive Offices)

               (336) 379-6299

(Registrant’s Telephone Number, Including Area Code)

              N/A

(Former Name or Former Address,

if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On October 7, 2013, Cone Denim de Nicaragua, S.A. (“CDN”), a wholly–owned subsidiary of International Textile Group, Inc. (the “Company” or “ITG”), entered into various third party agreements (collectively, the “Transfer Agreements”) whereby Inter-American Investment Corporation (“IIC”) and certain other banks that had previously provided debt financing to CDN (collectively, the “CDN Lenders”), and the Corporacion De Zonas Francas De Nicaragua (the Free Trade Zone Corporation of Nicaragua, or “CZF”) pursuant to which, among other things and as of such date, (i) CZF paid, on behalf of CDN, certain amounts to the CDN Lenders in full satisfaction of CDN’s term loan debt and related interest and fee obligations (collectively, the “CDN Loans”) to the CDN Lenders, (ii) IIC assigned all of its rights in and to the CDN Loans to CZF in full satisfaction of CDN’s obligations thereunder, and (iii) CZF was granted ownership of certain assets of CDN, including all of CDN’s land, buildings, machinery and equipment (the “Security Assets”).

In addition, the Transfer Agreements provided for the cancellation of all of the Company’s guarantees, bonds and pledges related to the CDN Loans, including the Project Funds and Subordination Agreement as well as a lease obligation that CDN had to CZF.

ITG did not pay or receive any cash consideration in connection with the entry into, or completion of the transactions contemplated by, the Transfer Agreements.

A description of the expected financial statement impact of the Transfer Agreements is contained in Item 2.02 below. The Company preliminarily expects that it will record a net non-cash gain on the derecognition of the Obligations (as defined below) and the Security Assets in the amount of approximately $27.7 million in the fourth quarter of 2013, which will be included in discontinued operations.

Item 2.02. Results of Operations and Financial Condition.

The Company is in the process of finalizing the preparation of its consolidated financial results as of and for the period ended September 30, 2013. Based on estimates to date, the Company currently expects that its consolidated balance sheet as of September 30, 2013 will include the following: $38.0 million outstanding under the CDN term loan, approximately $12.7 million of accrued interest outstanding related to the CDN Loans, and approximately $1.9 million outstanding under the CZF lease obligation (collectively, the “Obligations”). The principal amount outstanding under the CDN Loans is included in the line “callable long-term debt classified as current”, accrued interest is included in the line “sundry payables and accrued liabilities”, and the CZF lease obligation is included in the line “accounts payable”, in each case in the Company’s historical consolidated balance sheets. The Company also preliminarily expects that the Security Assets will have a total net book value of approximately $24.8 million as of September 30, 2013.

As a result of the execution and effectiveness of the Transfer Agreements, the Obligations have been fully extinguished and the Company does not have, and will not regain, control of the Security Assets as of the date of execution of those agreements. Consequently, ITG has derecognized the Obligations and Security Assets as of October 7, 2013 in its consolidated balance sheet. Because the Obligations and Security Assets comprised the entire business operations of CDN, the results of operations of CDN will be presented as discontinued operations in all periods presented in the Company’s historical consolidated statements of operations, beginning with the presentation of such statements in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2013. As previously disclosed by the Company, CDN has been idled since 2009, and it has not had any trade sales revenues since that date. The Company preliminarily expects to report that CDN incurred net losses of approximately $5.8 million in the nine months ended September 30, 2013 and $7.7 million in the full year 2012 (including non-cash depreciation charges recorded in cost of goods sold of $1.9 million and $2.6 million, and interest expense of $3.1 million and $4.2 million, respectively, as well as other miscellaneous idled facility costs in each period).

The information contained in this Item 2.02 shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing. This information shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933.

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information contained in Item 2.01 above is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL TEXTILE GROUP, INC.

	By:	/s/ Gail A. Kuczkowski
Name: Gail A. Kuczkowski
Title: Executive Vice President and Chief Financial Officer

Date: October 11, 2013